As filed with the Securities and Exchange Commission on January 11, 2017	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTHERN DYNASTY MINERALS LTD.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	Not Applicable
(Province or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

15th Floor, 1040 West Georgia Street
Vancouver, British Columbia
Canada V6E 4H1
Tel: (604) 684-6365
(Address and telephone number of Registrant’s principal executive offices)

Pebble East Claims Corporation
3201 C Street, Suite 404
Anchorage, Alaska, USA 99503
Tel: 1-877-450-2600
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copy to:

Mr. Trevor Thomas, General Counsel	Michael Taylor	Daniel I. Goldberg	Martin Langlois
Northern Dynasty Minerals Ltd.	McMillan LLP	Cooley LLP	Stikeman Elliott LLP
15th Floor, 1040 West Georgia Street	1500 – 1055 West Georgia Street	1114 Avenue of the Americas	5300 Commerce Court West,
Vancouver, British Columbia	Vancouver, British Columbia	New York,	199 Bay Street
Canada V6E 4H1	Canada V6E 4N7	New York	Toronto, Ontario
(604) 684-6365	(604) 689-9111	10036	Canada M5L 1B9
		(212) 479-6722	(416) 869-5672

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	[ ]	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	[X]	at some future date (check appropriate box below)

1.	[ ]	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.	[ ]

pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	[ ]

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	[X]	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1), (2)
Common Shares, no par value	-	-	28,750,000	$3,332.13

(1)

Rule 457(o) under the U.S. Securities Act permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all of the securities listed and, therefore, the table does not specify the number of common shares to be registered or the proposed maximum offer price per common share. The proposed maximum initial offering price per common shares will be determined by negotiation between the Registrant and the Underwriters named herein.

(2)	Based on the SEC’s registration fee of $115.90 per $1,000,000 of securities registered.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the U.S. Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the U.S. Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This short form prospectus will not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell these securities in those jurisdictions.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Northern Dynasty Minerals Ltd., 15th Floor, 1040 West Georgia Street, Vancouver, British Columbia, V6E 4H1, Telephone: 604-684-6365 (attention: Corporate Secretary),and are also available electronically at www.sedar.com.

SUBJECT TO COMPLETION DATED JANUARY 11, 2017

New Issue	January 11, 2017

US$•
• Common Shares

We are hereby qualifying for distribution • common shares (the “Offered Shares”) of Northern Dynasty Minerals Ltd. (“Northern Dynasty” or the “Company”) at a price (the “Offering Price”) of US$• per Offered Share (the “Offering”). The Offering is made pursuant to an underwriting agreement (the “Underwriting Agreement”) dated January •, 2017 among the Company and Cantor Fitzgerald Canada Corporation, TD Securities Inc. and BMO Nesbitt Burns Inc., as co-lead underwriters and joint bookrunners (the “Lead Underwriters”), and •, as co-managers (collectively, the “Underwriters”), as more fully described under the section entitled “Plan of Distribution” in this short form prospectus (the “Prospectus”). The Offered Shares will be offered in the United States and Canada through the Underwriters either directly or through their respective U.S. or Canadian broker-dealer affiliates or agents. The Offering is being made concurrently in the United States under the terms of a registration statement on Form F-10 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “U.S. Securities Act”).

Our common shares (“Common Shares”) are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “NDM” and on the NYSE MKT under the symbol “NAK”. On January 10, 2017, the last reported sale price for our Common Shares on the TSX was $2.73 per Common Share and on the NYSE MKT was US$2.08 per Common Share.

Price: US$• per Offered Share

	Price	Underwriters’	Net Proceeds
	to the Public	Fee(1)	to the Company(2)

Per Offered Share	US$•	US$•	US$•
Total Offering	US$•	US$•	US$•

(1)

The Company has agreed to pay the Underwriters a cash fee (the “Underwriters’ Fee”) equal to 5.0% of the aggregate purchase price paid by the Underwriters to the Company per Offered Share, including the sale of any Over-Allotment Shares (as defined herein) sold pursuant to the exercise of the Over-Allotment Option (as defined herein), and reimburse the Underwriters for their expenses in connection with the Offering. See “Plan of Distribution”.

(2)

After deducting the Underwriters’ Fee, but before deducting the expenses of the Offering (including listing fees, legal fees and reimbursement of the Underwriters’ expenses), which are estimated at US$•.

We have granted to the Underwriters an option (the “Over-Allotment Option”) to purchase up to an additional • Offered Shares (the “Over-Allotment Shares”), representing •% of the number of Offered Shares sold under the Offering. The Over-Allotment Option is exercisable in whole or in part at any time up to 30 days after the date of closing of the Offering. If the Over-Allotment Option is exercised in full, the total “Price to the Public”, “Underwriters’ Fee” and “Net Proceeds to the Company” will be US$•, US$• and US$•, respectively. This Prospectus qualifies the distribution of the Over-Allotment Option and the Over-Allotment Shares. A purchaser who acquires Over-Allotment Shares forming part of the Underwriters’ over-allocation position acquires those securities under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. See “Plan of Distribution”.

The following table sets out the number of options or other compensation securities, if any, which have been issued or may be issued by us to the Underwriters:

	Maximum Size or		Exercise Price or
	Number of Securities	Exercise Period or	Average Acquisition
Underwriters’ Position	Available	Acquisition Date	Price

Over-Allotment Option	• Over-Allotment Shares	Exercisable for a period of 30 days following closing of the Offering	US$• per Over-Allotment Share

Unless the context otherwise requires, all references to the “Offering” in this Prospectus shall include the Over-Allotment Option and all references to “Offered Shares” shall include Over-Allotment Shares, as applicable.

The Underwriters, as principals, conditionally offer the Offered Shares subject to prior sale, if, as and when issued by us and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution”, and subject to the approval of certain legal matters on behalf of the Company by McMillan LLP and on behalf of the Underwriters by Stikeman Elliott LLP and Cooley LLP.

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. One or more book entry-only certificates representing the Offered Shares will be issued in registered form to the CDS Clearing and Depository Services Inc. (“CDS”) or its nominee or The Depositary Trust Company (“DTC”) and deposited with CDS or DTC on the Closing Date, which is expected to take place on January •, 2017, or such later date as may be agreed upon by the Company and the Underwriters but in any event no later than 42 days following the date of a final receipt for this short form prospectus. A purchaser of Offered Shares will receive only a customer confirmation from the registered dealer through which the Offered Shares are purchased. Subject to applicable laws and in connection with the Offering, the Underwriters may effect transactions which stabilize or maintain the market price of the Company’s Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

The Offering Price was determined by negotiation between the Company and the Lead Underwriters, on behalf of the Underwriters, with reference to the prevailing market price of the Common Shares.

The Underwriters propose to initially offer either directly, or through their broker-dealer affiliates or agents, the Offered Shares at the Offering Price. After a reasonable effort has been made to sell all of the Offered Shares at the Offering Price, the Underwriters may subsequently reduce the selling price to purchasers. Any such reduction will not affect the proceeds received by the Company. See “Plan of Distribution”.

Neither Cantor Fitzgerald & Co., TD Securities (USA) LLC nor BMO Capital Markets Corp. is registered as an investment dealer in any Canadian jurisdiction and, accordingly, they will only sell the Offered Shares into the United States and will not, directly or indirectly, solicit offers to purchase or sell the Offered Shares in Canada.

Investing in the Offered Shares involves significant risks. Before buying any of our securities, you should carefully read the “Risk Factors” section of this Prospectus beginning on page 26, the “Risk Factors” section in the accompanying Prospectus and in the documents incorporated by reference herein and therein.

You should rely only on the information contained in or incorporated by reference into this Prospectus. The Company has not authorized anyone to provide you with different information. The Company is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this Prospectus or incorporated by reference in this Prospectus is accurate as of any date other than the date on the front of this Prospectus or the date of such documents incorporated by reference herein, as applicable.

This Offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada (“MJDS”), to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and may not be comparable to financial statements of United States companies. Our financial statements are subject to Canadian generally accepted auditing standards and auditor independence standards, in addition to the standards of the Public Company Accounting Oversight Board (United States) and the United States Securities and Exchange Commission (“SEC”) independence standards.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. You should read the tax discussion in this Prospectus fully and consult with your own tax advisers. See “Certain Canadian Federal Income Tax Considerations”, “Certain Material United States Federal Income Tax Considerations” and “Risk Factors”.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of British Columbia, Canada, that the majority of its officers and directors are residents of Canada, and that all of the experts named in the registration statement are not residents of the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

All references in this Prospectus to “dollars” or “$” are to Canadian dollars, unless otherwise stated. References to “US$” are to United States dollars.

Mr. Stephen Decker, a director of the Company, resides outside of Canada. Mr. Decker has appointed the Company’s counsel, McMillan LLP, located at Suite 1500 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7, as agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process.

Our head office is at 15th Floor, 1040 West Georgia Street, Vancouver, British Columbia V6E 4H1. The registered office of the Company is located at Suite 1500 – 1055 West Georgia Street, Vancouver, British Columbia V6E 4N7.

Cantor Fitzgerald Canada Corporation	TD Securities Inc.	BMO Nesbitt Burns Inc.

GENERAL MATTERS

In this Prospectus, “Northern Dynasty”, “we”, “us” and “our” refers, collectively, to Northern Dynasty Minerals Ltd. and our wholly owned subsidiaries.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained upon request without charge from Northern Dynasty Minerals Ltd., 15th Floor, 1040 West Georgia Street, Vancouver, British Columbia V6E 4H1 (telephone 604-684-6365) (attention: Corporate Secretary), or by accessing our disclosure documents available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The following documents (“documents incorporated by reference” or “documents incorporated herein by reference”) have been filed by the Company with various securities commissions or similar authorities in the provinces of Canada in which the Company is a reporting issuer, are specifically incorporated herein by reference and form an integral part of this Prospectus:

1.	our annual information form for the year ended December 31, 2015 dated March 28, 2016 (the “2015 AIF”);

2.

our audited consolidated financial statements together with the notes thereto for the financial years ended December 31, 2015, 2014 and 2013, together with the report of the independent registered public accounting firm thereon (the “2015 Annual Financial Statements”);

3.	our annual management’s discussion and analysis of financial condition and operations for the financial year ended December 31, 2015 (the “2015 MD&A”);

4.

our unaudited interim consolidated financial statements for the three and nine months ended September 30, 2016 and 2015, except for the notice provided under subparagraph 4.3(3)(a) of National Instrument 51-102 Continuous Disclosure Obligations;

5.	our management’s discussion and analysis of financial condition and operations for the three and nine months ended September 30, 2016 (the “Q3 2016 MD&A”);

6.	our management information circular dated May 18, 2016 distributed in connection with the annual meeting of our shareholders held on June 16, 2016 (the “2016 Information Circular”);

7.	our material change report dated January 29, 2016 regarding the closing of the acquisition of Mission Gold Ltd.;

8.	our material change report dated February 25, 2016 regarding the restructuring of our board of directors; and

9.	our material change report dated June 13, 2016 regarding the completion of our prospectus offerings of 38,000,000 units.

Any documents of the type referred to in the preceding paragraph, or similar material, including all annual information forms, all information circulars, all annual and interim financial statements and management’s discussion and analysis relating thereto, all material change reports (excluding confidential material change reports, if any), all business acquisition reports, all updated earnings coverage ratio information and certain other documents as set forth in Item 11.1 of Form 44-101F1 of National Instrument 44-101 —Short Form Prospectus Distributions filed by us with securities commissions or similar authorities in the relevant provinces of Canada subsequent to the date of this Prospectus and prior to the completion of the Offering will be deemed to be incorporated by reference into this Prospectus.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Information contained on our website, www.northerndynasty.com, is not part of this Prospectus and is not incorporated herein by reference and may not be relied upon by you for the purpose of determining whether to purchase the Offered Shares.

MARKETING MATERIALS

Any marketing materials are not part of this Prospectus to the extent that the contents thereof have been modified or superseded by a statement contained in this Prospectus. Any template version of any marketing materials filed with the securities commission or similar authority in each of each of the provinces of Canada, except Québec, in connection with the Offering after the date of this Prospectus but prior to the termination of the distribution of the securities under this Prospectus (including any amendments to, or an amended version of, any template version of marketing materials) is deemed to be incorporated by reference in this Prospectus.

FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated herein by reference contain certain forward-looking information and forward-looking statements within the meaning of applicable Canadian securities laws and forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements describe our future plans, strategies, expectations and objectives, and are generally, but not always, identifiable by use of the words “may”, “will”, “should”, “continue”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “plan” or “project” or the negative of these words or other variations on these words or comparable terminology.

Forward-looking statements contained or incorporated by reference into this Prospectus include, without limitation, statements regarding:

•

the outcome of our multi-dimensional strategy to address the United States Environmental Protection Agency’s (“EPA”) pre-emptive regulatory process under Section 404(c) of the Clean Water Act (the “CWA”) and our plans to prepare the Pebble Project (as hereinafter defined) to initiate federal and state permitting under the National Environmental Policy Act (the “NEPA”) (the “Multi-dimensional Strategy”);

•	the outcome of the legal and mediation proceedings that we are engaged in with the EPA and any future actions that may or may not be taken by the EPA;

•	the impact of any change in the administration of the EPA resulting from the new Republican administration;

•	our ability to proceed with applications for federal and state permitting under the CWA and the NEPA;

•	our expectations regarding the potential for securing the necessary permitting of a mine at the Pebble Project;

•	our expected financial performance in future periods;

•	our plan of operations, including our plans to carry out and finance the Multi-dimensional Strategy activities, exploration and development activities and legal and mediation proceedings;

•	our ability to raise capital for the Multi-dimensional Strategy activities, exploration and development activities;

•	our expectations regarding the exploration and development potential of the Pebble Project; and

•	factors relating to our investment decisions.

Forward-looking information is based on the reasonable assumptions, estimates, analysis and opinions of management made in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. We believe that the assumptions and expectations reflected in such forward-looking information are reasonable.

Key assumptions upon which the Company’s forward-looking information are based include:

•

that we will be able to secure sufficient capital necessary for the Multi-dimensional Strategy activities, litigation against and mediation with the EPA, continued environmental assessment and permitting activities and engineering work which must be completed prior to any potential development of the Pebble Project which would then require engineering and financing in order to advance to ultimate construction;

•	we will ultimately have the opportunity to proceed with permit application preparations under the CWA and NEPA for the Pebble Project;

•

that we will ultimately be able to demonstrate that a mine at the Pebble Project can be developed and operated in an environmentally sound and socially responsible manner, meeting all relevant federal, state and local regulatory requirements so that we will be ultimately able to obtain permits authorizing construction of a mine at the Pebble Project;

•	that the market prices of copper, gold, molybdenum and silver will not significantly decline or stay depressed for a lengthy period of time;

•	that our key personnel will continue their employment with us; and

•	that we will continue to be able to secure minimal adequate financing on acceptable terms.

Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used. Forward looking statements are also subject to risks and uncertainties facing our business, any of which could have a material impact on our outlook.

Some of the risks we face and the uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	a negative outcome of the Multi-dimensional Strategy, including legal and political challenges with which we are engaged regarding the Pebble Project, which would have a material adverse effect on us;

•	an inability to ultimately obtain permitting for a mine at the Pebble Project;

•	an inability to continue to fund exploration and development activities and other operating costs;

•	the highly cyclical nature of the mineral resource exploration business;

•	the pre-development stage economic viability and technical uncertainties of the Pebble Project and the lack of known reserves on the Pebble Project;

•	an inability to recover even the financial statement carrying values of the Pebble Project if we cease to continue on a going concern basis;

•	the potential for loss of the services of key executive officers;

•	a history of, and expectation of further, financial losses from operations impacting our ability to continue on a going concern basis;

•	the volatility of copper, gold, molybdenum and silver prices and mining share prices;

•	the inherent risk involved in the exploration, development and production of minerals, and the presence of unknown geological and other physical and environmental hazards at the Pebble Project;

•

the potential for changes in, or the introduction of new, government regulations relating to mining, including laws and regulations relating to the protection of the environment and project legal titles;

•	potential claims by third parties to titles or rights involving the Pebble Project;

•	the possible inability to insure our operations against all risks;

•	the highly competitive nature of the mining business;

•	the potential equity dilution to current shareholders from future equity financings; and

•	that we have never paid dividends and will not do so in the foreseeable future.

While the effort was made to list the primary risk factors, this list should not be considered exhaustive of the factors that may affect any of our forward-looking statements or information. Forward-looking statements or information are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements or information due to a variety of risks, uncertainties and other factors, including, without limitation, the risks and uncertainties described above and otherwise contained herein.

Our forward-looking statements and risk factors are based on the reasonable beliefs, expectations and opinions of management on the date of this Prospectus. Although we have attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There is no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. We do not undertake to update any forward-looking information, except as, and to the extent required by, applicable securities laws.

We qualify all the forward looking statements contained in this Prospectus and the documents incorporated by reference herein and therein by the foregoing cautionary statements.

CAUTIONARY NOTES TO UNITED STATES INVESTORS CONCERNING
MINERAL RESERVE AND RESOURCE ESTIMATES

This Prospectus, including the documents incorporated by reference herein, uses terms that comply with reporting standards in Canada and certain estimates are made in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates contained in or incorporated by reference in this Prospectus have been prepared in accordance with NI 43-101. These standards differ significantly from the requirements of the SEC, and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by companies in the United States (“US companies”).

In addition, this Prospectus uses the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” to comply with the reporting standards in Canada. These classifications adhere to the mineral resource and mineral reserve definitions and classification criteria developed by the Canadian Institute of Mining and are more particularly described in the 2015 AIF. We advise United States investors that while the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” are recognized and required by Canadian regulations, the SEC does not recognize them. United States investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.

Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist. In accordance with Canadian rules, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies, except in limited circumstances where permitted under NI 43-101.

It cannot be assumed that all or any part of “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” will ever be upgraded to a higher category. Investors are cautioned not to assume that any part of the reported “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” in this Prospectus is economically or legally mineable.

In addition, disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report mineralization as in place tonnage and grade without reference to unit measures.

For the above reasons, information contained in this Prospectus and the documents incorporated by reference herein containing descriptions of our mineral deposits may not be comparable to similar information made public by US companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this Prospectus are references to Canadian dollars. References to “$” or “Cdn.$” are to Canadian dollars and references to “U.S. dollars” or “US$” are to United States dollars.

The high, low, average and closing noon rates for the United States dollar in terms of Canadian dollars for each of the financial periods of the Company ended September 30, 2016, December 31, 2015, December 31, 2014 and December 31, 2013, as quoted by the Bank of Canada, were as follows:

	Nine months ended	Year ended	Year ended	Year ended
	September 30, 2016	December 31, 2015	December 31, 2014	December 31, 2013
	(expressed in Canadian dollars)
High	1.4589	1.3990	1.1643	1.0697
Low	1.2544	1.1728	1.0614	0.9839
Average	1.3218	1.2787	1.1045	1.0299
Closing	1.3117	1.3840	1.1601	1.0636

On January 10, 2017, the noon exchange rate for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was U.S.$1.00 = $1.3208.

OUR BUSINESS

This summary does not contain all the information about Northern Dynasty that may be important to you. You should read the more detailed information and financial statements and related notes that are incorporated by reference into and are considered to be a part of this Prospectus.

We are a mineral exploration company existing under the Business Corporations Act (British Columbia) focused on developing, through our subsidiaries, the Pebble copper-gold-molybdenum-silver mineral project located in the state of Alaska, U.S. (the “Pebble Project”). The Pebble Project is located in southwest Alaska, 19 miles (30 kilometers) from the village of Iliamna, and approximately 200 miles (320 kilometers) southwest of the city of Anchorage.

Our Alaska mineral resource exploration business is operated through an Alaskan registered limited partnership, the Pebble Limited Partnership (the “Pebble Partnership”), in which we own a 100% interest through an Alaskan general partnership, the Northern Dynasty Partnership. Pebble Mines Corp., a 100% indirectly owned Alaskan subsidiary of the Company, is the general partner of the Pebble Partnership and responsible for its day-to-day operations.

In February 2014, the EPA announced the initiation of a regulatory action under the CWA to consider restriction or a prohibition on mining activities associated with the Pebble deposit. Much of the Company’s efforts since that time have been focused around providing information and responses to ward off this action. The background and history of the regulatory action initiated by the EPA, and our efforts to address this regulatory action, are summarized in detail in our 2015 AIF, 2015 MD&A and our Q3 2016 MD&A.

Ongoing work by Northern Dynasty and the Pebble Partnership during 2016 has been concentrated on three key activities:

•	advancing a Multi-Dimensional Strategy, as described in our 2015 AIF, 2015 MD&A and our Q3 2016 MD&A, to address the EPA’s pre-emptive regulatory action under Section 404(c) of the CWA;

•	maintaining an active corporate presence in Alaska in order to advance relationships with political and regulatory offices of government, Alaska Native partners and other stakeholder groups; and

•	seeking potential partner(s) with greater financial resources to further advance the project.

On October 27, 2016, the Pebble Partnership and the EPA filed a joint Notice in federal court stating their intent to enter into mediation in an effort to resolve ongoing litigation under the Federal Advisory Committee Act (“FACA”). To date, no mediator has been appointed in these mediation proceedings.

On December 30, 2016, the Pebble Partnership and the EPA filed a joint Notice in federal court staying the ongoing FACA litigation until March 20, 2017, as part of an effort to resolve ongoing litigation and to provide the opportunity for the Company and the EPA to proceed with the mediation proceedings.

Our business objectives and milestones for 2017 are outlined below under “Use of Proceeds”.

Our current Multi-Dimensional Strategy may be impacted by the change in the leadership of the EPA that will be completed in the first quarter of 2017 as a result of the new Republican administration. We have had preliminary discussions with certain members of the new administration’s transition team and believe, based on these discussions, that there is a possibility that the new leadership of the EPA will reconsider its position with respect to the EPA’s previously proposed pre-emptive action under Section 404(c) of the CWA. This would allow us to proceed with our permitting process. These discussions are, however, not binding and there is no assurance that this change of leadership will result in the EPA reversing its position, and at this time we are still planning to proceed to mediation with the EPA. There can also be no assurance of the results of mediation with the EPA. In the event that there is a change in the EPA’s position that results in the Company being able to proceed with its permitting process, we anticipate that (i) our MultiDimensional Strategy will change somewhat, as the key objective of this strategy will in effect have been met, however, political and social license outreach efforts will continue, (ii) we will commence the preparation of documentation to initiate our applications for federal and state permitting under the CWA and the NEPA, and (iii) we may re-allocate some of the Multi-Dimensional Strategy budget to these permitting efforts. In the event that there is no change on the EPA position, then we will continue with our Multi-Dimensional Strategy and the related mediation proceedings with the EPA. Even if we are successful in our dealings with the EPA and commence the permitting process, there can be no assurance that we will be successful in securing the permits we require to proceed with development of the Pebble Project.

USE OF PROCEEDS

The net proceeds to be received by the Company from the sale of the Offered Shares, after deducting the Underwriters’ Fee and expenses of the Offering, which are estimated to be US$•, will be US$• (US$• if the Over-Allotment Option is exercised).

We intend to use the net proceeds from the Offering (assuming no exercise of the Over-Allotment Option) as follows to fund our operational expenditures to December 2017:

Use of Proceeds	Amount (US$ millions)
To continue to fund the Multi-dimensional Strategy to address the EPA pre-emptive regulatory action under Section 404(c) of the CWA and prepare the Pebble Project to initiate federal and state permitting under NEPA. This includes litigation as set out in the Prospectus related to the EPA’s statutory authority to act pre-emptively under the CWA, potential violations of the Federal Advisory Committee Act and Freedom of Information Act, facilitation of various third-party investigations of EPA actions with respect to the Pebble Project and mediation costs. (1) (2)	$•
Environmental monitoring, engineering and environmental studies, field investigations and related technical studies to finalize a proposed development plan, and prepare documentation to initiate federal and state permitting under the CWA and the NEPA.(2)	$•
Enhanced outreach and engagement with political and regulatory offices in the Alaska state and U.S. federal government, among Alaska Native partners and broader regional and state-wide stakeholder groups.	$•
Alaskan corporate, tenure and site maintenance.	$•
General and administration costs.	$•
Working Capital.(1)	$•
Total	$•

(1)

The Multi-dimensional Strategy costs do not include the payment of a success-contingent deferred legal obligation in the event that the Company achieves a court win or an out-of-court settlement, which, in either case, prevents any pre-emptive regulatory action by the EPA under Section 404(c) of the CWA. If this happens, we may use all or a portion of the funds allocated to Working Capital to make payments on account of these legal obligations and, if our working capital is insufficient, we will have to raise additional funds to pay the fees or renegotiate the amount and/or due date of such payments. However, the Company is unable to estimate or determine the length of time that it will take to advance to specific milestone events or final conclusion. As of September 30, 2016, if there was a favourable outcome or settlement, the Company estimates there would potentially be additional legal fees of $21.3 million (US$16.2 million at closing Bank of Canada rate on September 30, 2016 of $1.3117 per US$1.00) payable by the Company.

(2)

In the event that our Multi-Dimensional Strategy is successful during 2017 or the objectives of this strategy are otherwise met, we may re- allocate some of the remaining funds for this budgeted expense to preparation of documentation to initiate federal and state permitting under the CWA and NEPA

Although we intend to use the proceeds from the Offering as set forth above, the actual allocation of the net proceeds may vary depending on future developments, especially the outcome of the Multi-dimensional Strategy (including legal and political outcomes) at the discretion of our board of directors and management. A material portion of our use of proceeds is for professional services, especially legal counsel, which due to the nature of legal and political opposition are driven by forces beyond our control. In the event the litigation process is more drawn out than estimated, the costs of the Multi-dimensional Strategy set out above may increase substantially. Investors who are not prepared to afford our management broad discretion in the application of these funds should not be holders of the Company’s securities.

Pending the use of proceeds outlined above, the Company intends to invest the net proceeds of the Offering in short-term, interest bearing deposits. In the event that the Over-Allotment Option is exercised, any additional net proceeds will be allocated to general working capital.

Business Objectives and Milestones

Our business objectives for 2017 are to:

•

continue to advance the Multi-dimensional Strategy to address the EPA’s pre-emptive CWA regulatory action with the goal that the Pebble Project will be able to initiate federal and state permitting under the NEPA unencumbered by any extraordinary development restrictions imposed by the EPA;

•

maintain an active corporate presence in Alaska to advance relationships with political and regulatory offices of government (both in Alaska and Washington, D.C.), Alaska Native partners and broader stakeholder relationships;

•

if either our Multi-Dimensional Strategy is successful or the EPA changes it position with the result that we are able to proceed with our permit applications, prepare documentation to initiate federal and state permitting under the CWA and the NEPA;

•	maintain the Pebble Project and Pebble claims in good standing;

•	continue to seek potential partner(s) with greater financial resources to further advance the Pebble Project; and

•	continue general and administrative activities to maintain the Company in good standing.

CONSOLIDATED CAPITALIZATION

There have been no material changes in our share and debt capital, on a consolidated basis, since September 30, 2016, being the date of our most recently filed unaudited consolidated financial statements incorporated by reference in this Prospectus, except for:

(a)	the issuances of 5,954,412 additional Common Shares pursuant to the exercise of outstanding warrants;

(b)	the issuances of 542,202 additional Common Shares upon the exercise of outstanding employee incentive plan stock options; and

(b)	the issuances of 164,500 additional Common Shares upon the exercise of outstanding Non-Employee stock options,

each as described further below under “Prior Sales”.

The following table shows the effect of the Offering on the issued capital of the Company:

Description	As at September 30, 2016 Before Giving Effect to the Offering	Pro Forma as at September 30, 2016 After Giving Effect to the Offering, assuming No Exercise of the Over- Allotment Option (1), (2)	Pro Forma as at September 30, 2016 After Giving Effect to the Offering, assuming Full Exercise of the Over- Allotment Option (1),(2)
Assets
Cash	$7,911,000	$•	$•
Liabilities
Current Liabilities	$1,369,000	$1,369,000	$1,369,000
Total Liabilities	$1,369,000	$1,369,000	$1,369,000
Equity
Common Shares(3)	264,690,247	•	•
Share Purchase Warrants and Non- Employee Options(4)	59,690,396	59,690,396	59,690,396
Options(5)	16,353,333	16,353,333	16,353,333
Deferred share units	458,129	458,129	458,129
Restricted share units	639,031	639,031	639,031
Shareholders’ Equity	$146,466,000	$•	$•

(1)	Calculated using an exchange rate of $• to US$1.00, based on the noon exchange rate of the Bank of Canada on January •, 2017.

(2)

Net proceeds of the Offering, after deduction of expected costs of $•, are estimated at US$• million, if the Over-Allotment Option is not exercised. Net proceeds of the Offering, after deduction of expenses, are estimated at US$• million if the Over-Allotment Option is exercised.

(3)	Based on 264,690,247 Common Shares outstanding as at September 30, 2016, exclusive of any common shares issued subsequent to September 30, 2016 described further below under “Prior Sales”.

(4)

Based on 59,079,396 share purchase warrants (average exercise price of $0.74) and 611,000 Non-employee options (average exercise price of $0.39) outstanding as at September 30, 2016, exclusive of any warrants or Non-employee options exercised subsequent to September 30, 2016 described further below under “Prior Sales”.

(5)

Based on 16,353,333 options (average exercise price of $0.92) outstanding as at September 30, 2016, exclusive of any options exercised subsequent to September 30, 2016 described further below under “Prior Sales”.

PLAN OF DISTRIBUTION

The Offered Shares will be offered in each of the provinces of Canada, except Québec, and in the United States pursuant to the multi-jurisdictional disclosure system implemented by the SEC and the securities regulatory authorities in Canada. Pursuant to the Underwriting Agreement, the Company has agreed to issue and sell and the Underwriters have severally agreed to purchase, as principals, subject to compliance with all necessary legal requirements and the terms and conditions contained in the Underwriting Agreement, a total of • Offered Shares at the Offering Price of US$• per Offered Share, payable in cash to the Company against delivery of such Offered Shares, on the Closing Date. In consideration for their services in connection with the Offering, the Underwriters will be paid the Underwriters’ Fee equal to 5.0% of the gross proceeds of the Offering (US$• per Offered Share, for an aggregate fee payable by the Company of US$•, exclusive of the Over-Allotment Shares). The Offering Price was determined by negotiation between the Company and the Lead Underwriters, on their own behalf and on behalf of the other Underwriters. Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to the Underwriters, and each Underwriter has severally agreed to purchase, at the Offering Price less the Underwriting Fee set forth on the cover page of this Prospectus, the number of Offered Shares listed next to its name in the following table:

Number of Offered Shares
Cantor Fitzgerald Canada Corporation	•
TD Securities Inc.	•
BMO Nesbitt Burns Inc.	•
Total	•

Pursuant to the Underwriting Agreement, Northern Dynasty has granted to the Underwriters the Over-Allotment Option, exercisable in whole or in part at any time up to 30 days after the Closing Date, to purchase up to an additional • Offered Shares at the Offering Price to cover over-allocations, if any, and for market stabilization purposes, on the same terms and conditions as apply to the purchase of Offered Shares thereunder. This Prospectus qualifies for distribution the Offered Shares as well as the grant of the Over-Allotment Option and the issuance of the Over-Allotment Shares pursuant to the exercise of the Over-Allotment Option.

A purchaser who acquires Over-Allotment Shares forming part of the Underwriters’ over-allocation position acquires those Over-Allotment Shares under the Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

Cantor Fitzgerald Canada Corporation, TD Securities Inc. and BMO Nesbitt Burns Inc. may sell Offered Shares in the United States through their U.S. affiliates, Cantor Fitzgerald & Co., TD Securities (USA) LLC and BMO Capital Markets Corp., which are not registered as investment dealers in any Canadian jurisdiction and, accordingly, will only sell Offered Shares into the United States and will not, directly or indirectly, solicit offers to purchase or sell the Offered Shares in Canada. Subject to applicable law, the Underwriters may offer to sell the Offered Shares outside of Canada and the United States.

Pursuant to policies of certain Canadian securities regulatory authorities, the Underwriters may not, throughout the period of distribution under the Offering, bid for or purchase Common Shares for their own accounts or for accounts over which they exercise control or direction. The foregoing restriction is subject to certain exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in or raising the price of the Common Shares. These exceptions include a bid or purchase permitted under Universal Market Integrity Rules for Canadian marketplaces administered by the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market making activities, and a bid or purchase made for or on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing, the Underwriters may effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or mitigating a decline in the market price of the Common Shares, and may cause the price of the Offered Shares to be higher than would otherwise exist in the open market absent such stabilizing activities. As a result, the price of the Offered Shares may be higher than the price that might otherwise exist in the open market. Such transactions, if commenced, may be discontinued at any time.

The Underwriters propose to offer the Offered Shares initially at the Offering Price. After a reasonable effort has been made to sell all of the Offered Shares at the Offering Price, the Underwriters may subsequently reduce the selling price to investors from time to time in order to sell any of the Offered Shares remaining unsold. Any such reduction will not affect the proceeds received by the Company.

The obligations of the Underwriters under the Underwriting Agreement are several, and not joint, and may be terminated at their discretion upon the occurrence of certain events specified in the Underwriting Agreement including standard “litigation out”, “financial out”, “disaster out” “regulatory out” and “material adverse change out” rights of termination.

The Underwriters are obligated to take up and pay for all the Offered Shares offered by this Prospectus (not including the Over-Allotment Shares issuable upon exercise of the Over-Allotment Option) if any are purchased under the Underwriting Agreement, subject to certain exceptions. Northern Dynasty has agreed in the Underwriting Agreement to reimburse the Underwriters for their legal fees and certain other expenses in connection with the Offering, in an amount not to exceed US$225,000 (exclusive of taxes and disbursements).

The Company has agreed, pursuant to the Underwriting Agreement, to indemnify the Underwriters and their respective affiliates and their respective directors, officers, employees, shareholders and agents and each other person, if any, controlling any of the Underwriters or their affiliates and against certain liabilities, including liabilities under Canadian and U.S. securities legislation in certain circumstances or to contribute to payments the Underwriters may have to make because of such liabilities.

The Company has agreed in the Underwriting Agreement that it shall not issue, negotiate or enter into any agreement to sell or issue, or announce the issue of, any equity securities of the Company for a period of 90 days from the Closing Date, without the prior written consent of the Lead Underwriters, on behalf of the Underwriters, such consent to not be unreasonable withheld or delayed, other than: (i) the issuance of the Offered Shares; (ii) pursuant to the grant of options or other securities (including RSUs and DSUs) in the normal course pursuant to the Company’s employee stock option plan or other equity compensation plan, and the issuance of any common shares upon the exercise of such options outstanding as of the date of the Underwriting Agreement; (iii) the issuance of equity securities pursuant to the exercise or conversion, as the case may be, of any warrants or other convertible securities of the Company outstanding as of the date of the Underwriting Agreement; and (iv) the issuance of equity securities in connection with one or more bona fide acquisitions by the Company (other than a direct or indirect acquisition, whether by way of one or more transactions, of an entity all or substantially all of the assets of which are cash, marketable securities or financial in nature or an acquisition that is structured primarily to defeat the intent of this provision).

The Company has agreed to use its reasonable efforts to cause each director and officer of the Company to enter into lock-up agreements in favour of the Underwriters evidencing their agreement not to, for a period of 90 days following the Closing Date, directly or indirectly offer, sell or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to do any of the foregoing, any Common Shares or other securities of the Company held by them, directly or indirectly or under their control or direction, other than as permitted under the terms of the lock-up agreements.

This Prospectus in electronic format may be made available on the websites maintained by one or more of the Underwriters or their U.S. affiliates participating in the Offering. The Underwriters may agree to allocate a number of Offered Shares to the Underwriters and their U.S. affiliates for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to the Underwriters and their U.S. affiliates that may make Internet distributions on the same basis as other allocations. Other than the Prospectus in electronic format, the information on these websites is not part of this Prospectus or the registration statement of which this Prospectus forms a part, has not been approved or endorsed by the Company or any Underwriter in its capacity as underwriter, and should not be relied upon by investors.

Certain of the Underwriters and their affiliates have provided in the past to the Company and its affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future.

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The closing of the Offering is expected to occur on or about January •, 2017.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Authorized Capital

The authorized share capital of the Company consists of an unlimited number of Common Shares without par value, of which 271,351,361 were issued and outstanding as at January 10, 2017.

Common Shares

The holders of Common Shares are entitled to receive notice of any meeting of the shareholders of the Company and to attend and vote thereat, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each Common Share entitles its holder to one vote. The holders of Common Shares are entitled to receive on a pro-rata basis such dividends as the board of directors may declare out of funds legally available therefor. In the event of the dissolution, liquidation, winding-up or other distribution of our assets, such holders are entitled to receive on a pro-rata basis all of assets of the Company remaining after payment of all of liabilities. The Common Shares carry no pre-emptive or conversion rights.

PRIOR SALES

During the 12- month period before the date of this Prospectus, we have issued Common Shares and securities convertible into Common Shares as follows:

	Aggregate Number and Type of
Date of Issuance	Securities Issued	Price per Security
January 13, 2016	61,100 Common Shares(2)	$0.37
January 13, 2016	37,600 Common Shares(2)	$0.29
January 27, 2016	112,800 Common Shares(2)	$0.29
June 2016 Prospectus Offering
June 10, 2016	38,000,000 Common Shares	$0.45 per Unit
June 10, 2016	38,000,000 Warrants	$0.65 per Warrant Share
July 2016 Private Placement
July 5, 2016	4,444,376 Common Shares	$0.45 per Unit
July 5, 2016	4,444,376 Warrants	$0.65 per Warrant Share

	Aggregate Number and Type of
Date of Issuance	Securities Issued	Price per Security
July 11, 2 016	6,206,000 Options	$0.49 per Option
August 31, 2016	10,000 Common Shares(1)	$0.49
September 2, 2016	13,333 Common Shares(1)	$0.50
September 2, 2016	15,775 Common Shares(1)	$0.55
September 12, 2016	22,553 Common Shares(3)	$0.55
September 13, 2016	12,000 Common Shares(3)	$0.49
September 13, 2016	13,334 Common Shares(1)	$0.50
September 15, 2016	8,000 Common Shares(1)	$0.50
October 24, 2016	60,000 Common Shares(1)	$0.50
November 1, 2016	13,334 Common Shares(1)	$0.50
November 1, 2016	8,000 Common Shares(1)	$0.50
November 2, 2016	56,400 Common Shares(2)	$0.40
November 4, 2016	549,500 Common Shares(4)	$0.65
November 10, 2016	3,000 Common Shares(1)	$0.50
November 14, 2016	30,000 Common Shares(1)	$0.50
November 15, 2016	14,000 Common Shares(1)	$0.50
November 15, 2016	26,450 Common Shares(3)	$0.55
November 17, 2016	100,000 Common Shares(3)	$0.55
November 18, 2016	2,500 Common Shares(3)	$0.55
November 21, 2016	5,500 Common Shares(4)	$0.65
November 21, 2016	212,600 Common Shares(3)	$0.55
November 22, 2016	200,000 Common Shares(4)	$0.65
November 22, 2016	470,000 Common Shares(3)	$0.55
November 22, 2016	32,300 Common Shares(2)	$0.40
November 23, 2016	150,000 Common Shares(1)	$1.77
November 23, 2016	53,334 Common Shares(1)	$0.50
November 23, 2016	1,111,666 Common Shares(4)	$0.65
November 24, 2016	500 Common Shares(4)	$0.65
December 1, 2016	25,000 Common Shares(3)	$0.55
December 1, 2016	25,000 Common Shares(4)	$0.65
December 6, 2016	125,000 Common Shares(3)	$0.55
December 8, 2016	100,000 Common Shares(4)	$0.65
December 8, 2016	400,000 Common Shares(3)	$0.55
December 9, 2016	500,000 Common Shares(3)	$0.55
December 13, 2016	8,000 Common Shares(1)	$0.50
December 13, 2016	10,000 Common Shares(2)	$0.40

	Aggregate Number and Type of
Date of Issuance	Securities Issued	Price per Security
December 14, 2016	150,000 Common Shares(4)	$0.65
December 14, 2016	33,100 Common Shares(3)	$0.55
December 19, 2016	49,996 Common Shares(3)	$0.55
December 20, 2016	6,200 Common Shares(1)	$1.77
December 20, 2016	50,000 Common Shares(1)	$0.50
December 20, 2016	400,000 Common Shares(3)	$0.55
December 20, 2016	300,000 Common Shares(4)	$0.65
December 21, 2016	50,000 Common Shares(3)	$0.55
December 21, 2016	50,000 Common Shares(4)	$0.65
December 21, 2016	18,000 Common Shares(1)	$1.77
December 21, 2016	3,000 Common Shares(1)	$1.77
December 21, 2016	12,000 Common Shares(1)	$0.49
December 21, 2016	22,000 Common Shares(1)	$0.50
December 21, 2016	65,800 Common Shares(2)	$0.40
December 22, 2016	100,000 Common Shares(4)	$0.65
December 23, 2016	13,334 Common Shares(1)	$0.50
December 28, 2016	25,000 Common Shares(1)	$0.49
December 28, 2016	111,900 Common Shares(4)	$0.65
December 29, 2016	80,000 Common Shares(3)	$0.55
December 29, 2016	343,900 Common Shares(4)	$0.65
December 29, 2016	3,000 Common Shares(1)	$1.77
January 3, 2017	230,800 Common Shares(4)	$0.65
January 4, 2017	201,000 Common Shares(4)	$0.65
January 5, 2017	50,000 Common Shares(1)	$1.77

Notes:

(1)	On exercise of common share purchase options per incentive plan.
(2)	On exercise of common share purchase options not issued under incentive plan.
(3)	On exercise of warrants issued in December 2015.
(4)	On exercise of warrants issued in June and July 2016.

TRADING PRICE AND VOLUME

Our Common Shares are listed on the TSX under the trading symbol “NDM” and on the NYSE MKT under the trading symbol “NAK”.

The following table sets forth the reported high and low sale prices in Canadian dollars for the Common Shares on the TSX for the monthly periods indicated.

	TSX Price Range ($)
Month	High	Low	Total Volume
January 2016	0.44	0.28	2,140,916
February 2016	0.51	0.36	4,675,143
March 2016	0.52	0.405	6,202,804
April 2016	0.57	0.38	7,757,825
May 2016	0.55	0.40	6,634,694
June 2016	0.48	0.37	5,738,281
July 2016	0.76	0.39	21,020,179
August 2016	1.48	0.74	43,274,362
September 2016	1.17	0.87	10,436,944
October 2016	1.39	0.71	11,715,681
November 2016	2.08	0.93	33,144,087
December 2016	3.12	1.54	42,097,015
January 3 – 10, 2017	2.89	2.30	11,085,483

The following table sets forth the reported high and low sale prices in United States dollars for the Common Shares on the NYSE MKT for the monthly periods indicated.

	NYSE MKT Price Range (US$)
Month	High (US$)	Low (US$)	Total Volume
January 2016	0.32	0.20	2,761,974
February 2016	0.38	0.26	2,586,923
March 2016	0.39	0.31	4,384,548
April 2016	0.48	0.29	7,103,653
May 2016	0.45	0.30	4,412,430
June 2016	0.37	0.28	5,007,992
July 2016	0.58	0.30	26,984,840
August 2016	1.16	0.55	74,307,513
September 2016	0.90	0.67	18,471,956
October 2016	1.04	0.54	27,099,743
November 2016	1.55	0.70	62,746,340
December 2016	2.50	1.14	90,491,046
January 3 - 10, 2017	2.19	1.72	27,434,175

On January 10, 2017, the closing price of our Common Shares as reported on the NYSE MKT was US$2.08 per share and on the TSX was $2.73 per share.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations under the Tax Act generally applicable to a holder who acquires, as beneficial owner, the Offered Shares, and who, for purposes of the Tax Act and at all relevant times, holds the Offered Shares as capital property and deals at arm’s length with the Company, the Underwriters and any subsequent purchaser of such securities. A holder who meets all of the foregoing requirements is referred to as a “Holder” herein, and this summary only addresses such Holders.

This summary is not applicable to a Holder (i) that is a “financial institution”, as defined in the Tax Act for purposes of the mark-to-market rules in the Tax Act, (ii) that is a “specified financial institution”, as defined in the Tax Act, (iii) an interest in which is a “tax shelter investment” as defined in the Tax Act, (iv) that has elected to report its Canadian tax results in a currency other than the Canadian currency, or (v) that has entered into or will enter into a “derivative forward agreement”, as that term is defined in the Tax Act, with respect to the Offered Shares. Any such Holders should consult their own tax advisors.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada and is, or becomes, or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction of series of transactions or events that includes the acquisition of the Offered Shares, controlled by a non-resident corporation for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors with respect to the consequences of acquiring the Offered Shares.

This summary is based on the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and our understanding of the current administrative and assessing policies and practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that the Proposed Amendments will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law or any changes in the CRA’s administrative and assessing policies or practices, whether by legislative, governmental or judicial action or decision, nor does it take into account or anticipate any other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. Any particular Holder should consult their own tax advisors with respect to provincial, territorial or foreign tax considerations. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representations with respect to the income tax consequences to any Holder are made. Consequently, Holders should consult their own tax advisors with respect to the tax consequences applicable to them, having regard to their own particular circumstances. The discussion below is qualified accordingly.

Currency Conversion

In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Offered Shares must be converted into Canadian dollars based on the daily noon rate as quoted by the Bank of Canada for the applicable day (or, if such day is after March 1, 2017, the single rate quoted by the Bank of Canada for the applicable day) or such other rate of exchange that is acceptable to the CRA.

Taxation of Resident Holders

The following portion of this summary applies to Holders (as defined above) who, for the purposes of the Tax Act, are or are deemed to be resident in Canada at all relevant times (herein, “Resident Holders”) and this portion of the summary only addresses such Resident Holders. Certain Resident Holders who might not otherwise be considered to hold their Offered Shares as capital property may be entitled, in certain circumstances, to treat their Offered Shares as capital property by making an irrevocable election under subsection 39(4) of the Tax Act. A Resident Holder should consult its own tax advisor with respect to whether the election is available and advisable in its particular circumstances.

Taxation of Dividends

A Resident Holder will be required to include in computing income for a taxation year any dividends received, or deemed to be received, in the year by the Resident Holder on the Offered Shares. In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit provisions where the Company designates the dividend as an “eligible dividend” in accordance with the provisions of the Tax Act. There may be restrictions on the ability of the Company to designate any dividend as an “eligible dividend”, and the Company has made no commitments in this regard.

A dividend received or deemed to be received by a Resident Holder that is a corporation must be included in computing its income but will generally be deductible in computing the corporation’s taxable income, subject to all of the rules and restrictions under the Tax Act in that regard. In certain circumstances subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. A corporation that is a “private corporation” (as defined in the Tax Act) or any other corporation controlled (whether because of a beneficial interest in one or more trusts or otherwise) by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), generally will be liable to pay an additional tax (refundable under certain circumstances) under Part IV of the Tax Act on dividends received or deemed to be received on the Offered Shares in a year to the extent such dividends are deductible in computing taxable income for the year.

Disposition of Offered Shares

A Resident Holder who disposes, or is deemed to dispose of, an Offered Share, generally will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base to the Resident Holder of such Offered Shares immediately before the disposition or deemed disposition. The taxation of capital gains and losses is generally described below under the heading “Capital Gains and Capital Losses”.

Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by the Resident Holder in such taxation year. Subject to and in accordance with the rules contained in the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a particular taxation year against taxable capital gains realized by the Resident Holder in the year. Allowable capital losses not so deductible in a particular taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition or deemed disposition of an Offered Share may be reduced by the amount of any dividends received or deemed to have been received by such Resident Holder on such shares, to the extent and under the circumstances described in the Tax Act. Similar rules apply where a corporation is a member of a partnership or a beneficiary of a trust that owns the Offered Shares, directly or indirectly. Corporations to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on certain investment income, including taxable capital gains. Such Resident Holders should consult their own tax advisors.

Alternative Minimum Tax

Capital gains realized and dividends received or deemed to be received by a Resident Holder that is an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act. Resident Holders should consult their own tax advisors in this regard.

Taxation of Non-Resident Holders

The following portion of this summary is generally applicable to Holders (as defined above) who, for the purposes of the Tax Act and at all relevant times: (i) are not resident or deemed to be resident in Canada, and (ii) do not use or hold the Offered Shares in carrying on a business in Canada. Holders who meet all of the foregoing requirements are referred to herein as “Non-Resident Holders”, and this portion of the summary only addresses such Non-Resident Holders. Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere. Such Non-Resident Holders should consult their own tax advisors.

Receipt of Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by the Company are subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless reduced by the terms of an applicable tax treaty between Canada and the Non-Resident Holder’s jurisdiction of residence. Under the Canada-United States Tax Convention (1980) (the “Treaty”), the rate of withholding tax on dividends paid or credited to a NonResident Holder that is a resident in the U.S. for purposes of the Treaty and who is entitled to benefits under the Treaty (a “U.S. Holder”) is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a company beneficially owning at least 10% of the Corporation’s voting shares). Non-Resident Holders should consult their own tax advisors in this regard.

Disposition of Offered Shares

A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of an Offered Share unless it constitutes “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Holder at the time of disposition and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty between Canada and the Non-Resident Holder’s jurisdiction of residence.

Provided the Offered Shares are listed on a “designated stock exchange”, as defined in the Tax Act (which currently includes the TSX and the NYSE MKT) at the time of disposition, the Offered Shares will generally not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are satisfied: (i) (a) the Non-Resident Holder; (b) persons with whom the Non-Resident Holder did not deal at arm’s length; (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of shares of the Company; AND (ii) more than 50% of the fair market value of the Offered Shares, as applicable, was derived directly or indirectly from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in or for civil law rights in, such properties.

A Non-Resident Holder’s capital gain (or capital loss) in respect of the Offered Shares that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property”, as defined in the Tax Act) will generally be computed in the manner described above under the subheading “Taxation of Resident Holders – Disposition of Offered Shares”.

Non-Resident Holders who may hold the Offered Shares as taxable Canadian property should consult their own tax advisors.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL CANADIAN TAX CONSIDERATIONS APPLICABLE TO HOLDERS WITH RESPECT TO THE OWNERSHIP, EXERCISE OR DISPOSITION OF THE OFFERED SHARES. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from the ownership and disposition of Offered Shares acquired pursuant to the Offering. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the ownership and disposition of Offered Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. In addition, this summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. Medicare contribution, U.S. state and local, or non-U.S. tax consequences of the ownership and disposition of Offered Shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding all U.S. federal, U.S. state and local and non-U.S. tax consequences of the ownership and disposition of Offered Shares.

No opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the ownership and disposition of Offered Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, any position taken in this summary. In addition, because the authorities upon which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of This Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date hereof. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Offered Shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (a) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Offered Shares that is not a partnership (or other “pass-through” entity) for U.S. federal income tax purposes and is not a U.S. Holder. This summary does not address the U.S. federal income tax consequences applicable to non-U.S. Holders arising from the ownership and disposition of Offered Shares. Accordingly, a non-U.S. Holder should consult its own tax advisor regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the purchase of Offered Shares pursuant to the Offering and the ownership and disposition of Offered Shares.

Transactions Not Addressed

This summary does not address the tax consequences of transactions effected prior or subsequent to, or concurrently with, any purchase of Offered Shares pursuant to the Offering (whether or not any such transactions are undertaken in connection with the purchase of Offered Shares pursuant to the Offering), including, without limitation, the following:

•	any vesting, conversion, assumption, disposition, exercise, exchange, or other transaction involving any rights to acquire Offered Shares, including warrants and options; and

•	any transaction, other than the Offering, in which Offered Shares have been issued or are acquired.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations of the ownership and disposition of Offered Shares by U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following: (a) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) broker-dealers, dealers, or traders in securities or currencies that elect to apply a “mark-to-market” accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own Offered Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquire Offered Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold Offered Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); and (h) U.S. Holders that own directly, indirectly, or by attribution, 10% or more, by voting power, of the outstanding stock of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Offered Shares in connection with carrying on a business in Canada; (d) persons whose Offered Shares constitute “taxable Canadian property” under the Income Tax Act (Canada); or (e) persons that have a permanent establishment in Canada for purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences (including the potential application and operation of any income tax treaties) relating to the ownership and disposition of Offered Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Offered Shares, the U.S. federal income tax consequences to such partnership and the partners (or other owners) of such partnership of the ownership and disposition of the Offered Shares generally will depend on the activities of the partnership and the status of such partners (or other owners). This summary does not address the U.S. federal income tax consequences for any such partner or partnership (or other “pass-through” entity or its owners). Owners of entities and arrangements that are classified as partnerships (or other “pass-through” entities) for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of Offered Shares.

Ownership and Disposition of Offered Shares

Distributions on Offered Shares

Subject to the “passive foreign investment company” (“PFIC”) rules discussed below (see “Tax Consequences if the Company is a PFIC”), a U.S. Holder that receives a distribution, including a constructive distribution, with respect to Offered Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Offered Shares and thereafter as gain from the sale or exchange of such Offered Shares (see “Sale or Other Taxable Disposition of Offered Shares” below). However, the Company may not maintain calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Offered Shares will constitute a dividend. Dividends received on the Offered Shares generally will not be eligible for the “dividends received deduction” available to U.S. corporate shareholders receiving dividends from U.S. corporations. If the Company is eligible for the benefits of the Canada-U.S. Tax Convention or its shares are readily tradable on an established securities market in the U.S., dividends paid by the Company to non-corporate U.S. Holders generally will be eligible for the preferential tax rates applicable to long-term capital gains, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Offered Shares

Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of Offered Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder’s tax basis in the Offered Shares sold or otherwise disposed of. Such capital gain or loss will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the Offered Shares have been held for more than one year. Preferential tax rates apply to long-term capital gains of non-corporate U.S. Holders. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code. A U.S. Holder’s tax basis in Offered Shares generally will be such U.S. Holder’s U.S. dollar cost for such Offered Shares.

PFIC Status of the Company

If the Company is or becomes a PFIC, the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of Offered Shares. The U.S. federal income tax consequences of owning and disposing of Offered Shares if the Company is or becomes a PFIC are described below under the heading “Tax Consequences if the Company is a PFIC.”

A non-U.S. corporation is a PFIC for each tax year in which (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) (the “income test”) or (ii) on average for such tax year, 50% or more (by value) of its assets either produces or is held for the production of passive income (the “asset test”). For purposes of the PFIC provisions, “gross income” generally includes sales revenues less cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes dividends, interest, certain rents and royalties, and certain gains from commodities or securities transactions. In determining whether or not it is a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value).

Under certain attribution and indirect ownership rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate shares of the Company's direct or indirect equity interests in any company that is also a PFIC (a ''Subsidiary PFIC''), and will be subject to U.S. federal income tax on their proportionate share of (a) any "excess distributions," as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Company or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Offered Shares. Accordingly, U.S. Holders should be aware that they could be subject to tax even if no distributions are received and no redemptions or other dispositions of the Company’s Offered Shares are made.

The Company believes it was a PFIC in one or more prior tax years and, based on current business plans and financial projections, expects to be a PFIC in the current tax year and possibly in subsequent tax years. The determination of PFIC status is inherently factual, is subject to a number of uncertainties, and can be determined only annually at the close of the tax year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. There can be no assurance that the Company will or will not be determined to be a PFIC for the current tax year or any prior or future tax year, and no opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or will be requested. U.S. Holders should consult their own U.S. tax advisors regarding the PFIC status of the Company.

Tax Consequences if the Company is a PFIC

If the Company is a PFIC for any tax year during which a U.S. Holder holds Offered Shares, special rules may increase such U.S. Holder’s U.S. federal income tax liability with respect to the ownership and disposition of such shares. If the Company meets the income test or the asset test for any tax year during which a U.S. Holder owns Offered Shares, the Company will be treated as a PFIC with respect to such U.S. Holder for that tax year and for all subsequent tax years, regardless of whether the Company meets the income test or the asset test for such subsequent tax years, unless the U.S. Holder elects to recognize any unrealized gain in the Offered Shares or makes a timely and effective QEF Election or Mark-to-Market Election.

Under the default PFIC rules:

•

any gain realized on the sale or other disposition (including dispositions and certain other events that would not otherwise be treated as taxable events) of Offered Shares (including an indirect disposition of the stock of any Subsidiary PFIC) and any “excess distribution” (defined as a distribution to the extent it (together with all other distributions received in the relevant tax year) exceeds 125% of the average annual distributions received during the preceding three years) received on Offered Shares or with respect to the stock of a Subsidiary PFIC will be allocated ratably to each day of such U.S. Holder’s holding period for the Offered Shares;

•	the amount allocated to the current tax year and any year prior to the first year in which the Company was a PFIC will be taxed as ordinary income in the current year;

•

the amount allocated to each of the other tax years (the “Prior PFIC Years”) will be subject to tax at the highest ordinary income tax rate in effect for the applicable class of taxpayer for that year;

•	an interest charge will be imposed with respect to the resulting tax attributable to each Prior PFIC Year, which interest charge is not deductible by non-corporate U.S. Holders; and

•	any loss realized on the disposition of the Offered Shares generally will not be recognized.

A U.S. Holder that makes a timely and effective “mark-to-market” election under Section 1296 of the Code (a “Mark-to-Market Election”) or a timely and effective election to treat the Company and each Subsidiary PFIC as a “qualified electing fund” (a “QEF”) under Section 1295 of the Code (a “QEF Election”) may generally mitigate or avoid the PFIC consequences described above with respect to Offered Shares. In light of adverse consequences of PFIC characterization and the uncertainty as to the Company’s PFIC status, the Company will undertake to provide to any U.S. Holder, upon written request, the information the Company determines is necessary for U.S. income tax reporting purposes for such investor to make a QEF Election. U.S. Holders should be aware that there can be no assurance that the Company has satisfied or will satisfy the recordkeeping requirements that apply to a QEF or that the Company has supplied or will supply U.S. Holders with information such U.S. Holders require to report under the QEF rules in the event that the Company is a PFIC for any tax year.

A timely and effective QEF Election requires a U.S. Holder to include currently in gross income each year its pro rata share of the Company’s ordinary earnings and net capital gains, regardless of whether such earnings and gains are actually distributed. Thus, a U.S. Holder could have a tax liability with respect to such ordinary earnings or gains without a corresponding receipt of cash from the Company. If the Company is a QEF with respect to a U.S. Holder, the U.S. Holder’s basis in the Offered Shares will be increased to reflect the amount of the taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the Offered Shares and will not be taxed again as a distribution to a U.S. Holder. Taxable gains on the disposition of Offered Shares by a U.S. Holder that has made a timely and effective QEF Election are generally capital gains. A U.S. Holder must make a QEF Election for the Company and each Subsidiary PFIC if it wishes to have this treatment. To make a QEF Election, a U.S. Holder will need to have an annual information statement from the Company setting forth the ordinary earnings and net capital gains for the year. In general, a U.S. Holder must make a QEF Election on or before the due date for filing its income tax return for the first year to which the QEF Election will apply. Under applicable Treasury Regulations, a U.S. Holder will be permitted to make retroactive elections in particular circumstances, including if it had a reasonable belief that the Company was not a PFIC and filed a protective statement. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs. Each U.S. Holder should consult its own tax advisor regarding the availability and desirability of, and procedure for, making a timely and effective QEF Election for the Company and any Subsidiary PFIC.

A Mark-to-Market Election may be made with respect to stock in a PFIC if such stock is “regularly traded” on a “qualified exchange or other market” (within the meaning of the Code and the applicable Treasury Regulations). A class of stock that is traded on one or more qualified exchanges or other markets is considered to be “regularly traded” for any calendar year during which such class of stock is traded in other than de minimis quantities on at least 15 days during each calendar quarter. If the Offered Shares are considered to be “regularly traded” within this meaning, then a U.S. Holder generally will be eligible to make a Mark-to-Market Election with respect to its shares. However, there is no assurance that the Offered Shares will be or remain “regularly traded” for this purpose. A Mark-to-Market Election may not be made with respect to the stock of any Subsidiary PFIC because such stock is not marketable. Hence, a Mark-to-Market Election will not be effective to eliminate the application of the default rules of Section 1291 of the Code, described above, with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions with respect to a Subsidiary PFIC.

A U.S. Holder that makes a timely and effective Mark-to-Market Election with respect to Offered Shares generally will be required to recognize as ordinary income in each tax year in which the Company is a PFIC an amount equal to the excess, if any, of the fair market value of such shares as of the close of such taxable year over the U.S. Holder’s adjusted tax basis in such shares as of the close of such taxable year. A U.S. Holder’s adjusted tax basis in the Offered Shares generally will be increased by the amount of ordinary income recognized with respect to such shares. If the U.S. Holder’s adjusted tax basis in the Offered Shares as of the close of a tax year exceeds the fair market value of such shares as of the close of such taxable year, the U.S. Holder generally will recognize an ordinary loss, but only to the extent of net mark-to-market income recognized with respect to such shares for all prior taxable years. A U.S. Holder’s adjusted tax basis in its Offered Shares generally will be decreased by the amount of ordinary loss recognized with respect to such shares. Any gain recognized upon a disposition of the Offered Shares generally will be treated as ordinary income, and any loss recognized upon a disposition generally will be treated as an ordinary loss to the extent of net mark-to-market income recognized for all prior taxable years. Any loss recognized in excess thereof will be taxed as a capital loss. Capital losses are subject to significant limitations under the Code.

Each U.S. Holder should consult its own tax advisor regarding the availability and desirability of, and procedure for, making a timely and effective Mark-to-Market Election with respect to the Offered Shares.

Foreign Tax Credit

A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the ownership or disposition of Offered Shares may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all creditable foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a non-U.S. corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a non-U.S. corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Offered Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Special rules apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, non-U.S. taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complex, and a U.S. Holder should consult its own tax advisor regarding their application to the U.S. Holder.

Receipt of Foreign Currency

The amount of any distribution or proceeds paid in Canadian dollars to a U.S. Holder in connection with the ownership of Offered Shares, or on the sale or other taxable disposition of Offered Shares, will be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the payment, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method with respect to foreign currency. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Information Reporting; Backup Withholding

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a non-U.S. corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of “specified foreign financial assets” includes not only financial accounts maintained in non-U.S. financial institutions, but also, if held for investment and not in an account maintained by certain financial institutions, any stock or security issued by a non-U.S. person, any financial instrument or contract that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. A U.S. Holder may be subject to these reporting requirements unless such U.S. Holder’s Offered Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns on IRS Form 8938, and, if applicable, filing obligations relating to the PFIC rules, including possible reporting on IRS Form 8621.

Payments made within the U.S. or by a U.S. payor or U.S. middleman of (a) distributions on the Offered Shares, and (b) proceeds arising from the sale or other taxable disposition of Offered Shares generally will be subject to information reporting. In addition, backup withholding, currently at a rate of 28%, may apply to such payments if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. Certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The information reporting and backup withholding rules may apply even if, under the Canada-U.S. Tax Convention, payments are exempt from the dividend withholding tax or otherwise eligible for a reduced withholding rate.

The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL U.S. TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE OWNERSHIP AND DISPOSITION OF OFFERED SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

RISK FACTORS

Investing in the Offered Shares is speculative and involves a high degree of risk due to the nature of our business and the present stage of its development. The following risk factors, as well as risks currently unknown to us, could materially adversely affect our future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking information relating to the Company, or our business, property or financial results, each of which could cause purchasers of Offered Shares to lose part or all of their investment. In addition to the other information contained in this Prospectus and the documents incorporated by reference herein, prospective investors should carefully consider the factors described below and set out under the 2015 AIF and the Q3 MD&A before making an investment in the Offered Shares.

Risks Relating to the Business of the Company

In the event that we are unsuccessful in our litigation against the EPA, the EPA withdraws its regulatory action or we are otherwise unable to reach a settlement with the EPA, we may never be able to proceed with permitting with respect to the Pebble Project.

The principal risk currently facing the Company is that we may be unable to resolve our ongoing issues with the EPA with respect to its pre-emptive regulatory action under Section 404(c) of the CWA. While we believe our position has merit, the proceedings have been lengthy and have required us to expend substantial funds and time. As stated in the “Use of Proceeds” section of this Prospectus, approximately $• million of the proceeds of the Offering have been allocated to funding our strategy against the EPA. There can be no assurance that the funds allocated for combating the EPA action will be sufficient to bring our strategy to completion and we may be unable to raise additional funds, causing us to abandon our strategy. Further, even if we are able to raise sufficient funds to bring our strategy to completion, there is no assurance that we will ultimately be successful. In the event that we are unsuccessful, and the EPA’s regulatory action is upheld, we may be unable to proceed with permitting of the Pebble Project and the Company will be materially adversely affected. Finally, as noted in the “Use of Proceeds” section, the funds allocated for our strategy do not include the payment of contingent legal liabilities that we will be required to pay in the event we are successful. In the event that we are successful, we will need to raise additional funds to make such payments or renegotiate the amount and/or due date of such payments. There can be no assurances that we will be able to raise additional funds or renegotiate the amount and/or due date of such payments.

There is no assurance that there will be any change in the position taken by the EPA in connection with respect to its pre-emptive regulatory action under Section 404(c) of the CWA resulting from the new Republican administration and the resulting change in the leadership of the EPA.

It is anticipated that there will shortly be a change in the leadership of the EPA resulting from the appointment of a new administrator of the EPA by the new Republican administration. There is no assurance that this change of leadership will result in the EPA reversing its position with respect the EPA’s pre-emptive regulatory action under Section 404(c) of the CWA or otherwise enable the Company to proceed with its permit application process. The Company can provide no assurance with respect to the reaching of or timing of a resolution, if any, with the EPA or with respect to other matters related to the EPA. Even if the current issues with the EPA are resolved, there is no assurance that the Company will be successful in obtaining the required permits to proceed with the development of the Pebble Project.

Inability to Ultimately Achieve Mine Permitting and Build a Mine at the Pebble Project.

Notwithstanding any possible mediated or other settlement with the EPA or a change in the EPA’s position that enables us to proceed with our permit applications, the Company may ultimately be unable to secure the necessary permits under United States Federal and Alaskan State laws to build a mine at the Pebble Project. There is no assurance that the EPA will not seek to undertake future regulatory action to impede or restrict the Pebble Project. In addition, there are prominent and well organized opponents of the Pebble Project and the Company may be unable, even if we present solid scientific and technical evidence of risk mitigation, to overcome such opposition and convince governmental authorities that a mine should be permitted at the Pebble Project. The Company faces not only the permitting and regulatory issues typical of companies seeking to build a mine, but additional public and regulatory scrutiny due to its location and likely size. Accordingly, there is no assurance that the Company will obtain the required permits even if the current issues with the EPA are resolved and the Company is able to proceed with the permit application process. If the Company clears the United States Army Corps of Engineers and EPA regulatory processes, the Company anticipates the permitting process will take several years or longer, in addition to a number of years to build a mine and commence operations, during which periods the Company will require additional financing to continue its operations. Unless and until we build a mine at the Pebble Project we will be unable to achieve revenues from operations and may not be able to sell or otherwise recover our investment in the Pebble Project, which would have a material adverse effect on the Company and an investment in the Company’s common shares.

The Company’s inability to obtain additional capital could have a material adverse effect on its operations

The Company will continue to require significant additional financing beyond the proceeds of this Offering in order to sustain its business operations. Such financing may include any of, or a combination of: debt, equity and/or contributions from possible new Pebble Project participants. In light of the recent significant depreciation of the Canadian dollar and that the vast majority of the Company’s expenditures are in United States dollars, that the Pebble Project will require additional engineering and technical expenditures beyond what is contemplated in the current budget, and the likelihood that expenditures to pursue the Company’s Multi-dimensional Strategy, including legal expenditures may exceed current budget expectations, it is likely that additional financing may well be required. There can be no assurances that the Company will be successful in obtaining any such additional financing. If the Company is unable to raise the necessary capital resources to meet obligations as they come due, the Company will at some point have to further reduce or curtail its operations, which would have a material adverse effect on the Company.

Negative Operating Cash Flow

The Company currently has a negative operating cash flow and will continue to have that for the foreseeable future. Accordingly, the Company will require substantial additional capital in order to fund its future exploration and development activities. The Company does not have any arrangements in place for this funding and there is no assurance that such funding will be achieved when required. Any failure to obtain additional financing or failure to achieve profitability and positive operating cash flows will have a material adverse effect on its financial condition and results of operations.

Risk of Secure Title or Property Interest

There can be no assurance that title to any property interest acquired by the Company or any of its subsidiaries is secured. Although the Company has taken reasonable precautions to ensure that legal title to its properties is properly documented, there can be no assurance that its property interests may not be challenged or impugned. Such property interests may be subject to prior unregistered agreements or transfers or other land claims, and title may be affected by undetected defects and adverse laws and regulations.

In the jurisdictions in which the Company operates, legal rights applicable to mining concessions are different and separate from legal rights applicable to surface lands; accordingly, title holders of mining concessions in such jurisdictions must agree with surface land owners on compensation in respect of mining activities conducted on such land. The Company’s title may be affected by prior unregistered agreements or transfers or native land claims, and title may also be affected by undetected defects.

The Pebble Partnership’s mineral concessions at Pebble are located on State of Alaska lands specifically designated for mineral exploration and development. Alaska is a stable jurisdiction with a well-developed regulatory and legal framework for resource development and public lands management, a strong commitment to the rule of law and lengthy track record for encouraging investment in the development if its land and natural resources.

The Pebble Project is Subject to Political and Environmental Regulatory Opposition

As is typical for a large scale mining project, the Pebble Project faces organized opposition from certain individuals and organizations who are motivated to preclude any possible mining in the Bristol Bay Watershed (the “BBW”). The BBW is an important wildlife and salmon habitat area. The EPA has gone so far as to suggest that it may peremptorily prevent the Pebble Project from proceeding even before a mine permitting application is filed. Accordingly, one of the greatest risks to the Pebble Project is seen to be political/permitting risk which may ultimately preclude construction of a mine at the Pebble Project. Opposition may include legal challenges to exploration and development permits, which may delay or halt development. Other tactics may also be employed by opposition groups to delay or frustrate development at Pebble, included political and public advocacy, electoral strategies, media and public outreach campaigns and protest activity.

The Pebble Partnership’s Mineral Property Interests Do Not Contain Any Ore Reserves or Any Known Body of Economic Mineralization

Although there are known bodies of mineralization on the Pebble Project, and the Pebble Partnership has completed core drilling programs within, and adjacent to, the deposits to determine measured and indicated resources, there are currently no known reserves or body of commercially viable ore and the Pebble Project must be considered an exploration and feasibility evaluation project only. Extensive additional work is required before Northern Dynasty or the Pebble Partnership can ascertain if any mineralization may be economic and hence constitute “ore”.

Mineral Resources Disclosed by Northern Dynasty or the Pebble Partnership for the Pebble Project are Estimates Only

Northern Dynasty has included mineral resource estimates that have been made in accordance with NI 43-101. These resource estimates are classified as “measured resources”, “indicated resources” and “inferred resources”. Northern Dynasty advises investors that while these terms are mandated by Canadian securities administrators, the SEC does not recognize these terms. Investors are cautioned not to assume that any part or all of mineral deposits classified as "measured resources" or "indicated resources" will ever be converted into ore reserves. Further, "inferred resources" have a great amount of uncertainty as to their existence, and economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or prefeasibility studies, except in rare cases. Investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

All amounts of mineral resources are estimates only, and Northern Dynasty cannot be certain that any specified level of recovery of metals from the mineralized material will in fact be realized or that the Pebble Project or any other identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body that can be economically exploited. Mineralized material which is not mineral reserves does not have demonstrated economic viability. In addition, the quantity of mineral reserves and mineral resources may vary depending on, among other things, metal prices and actual results of mining. There can be no assurance that any future economic or technical assessments undertaken by the Company with respect to the Pebble Project will demonstrate positive economics or feasibility.

Northern Dynasty has no history of earnings and no foreseeable earnings, and may never achieve profitability or pay dividends

Northern Dynasty has only had losses since inception and there can be no assurance that Northern Dynasty will ever be profitable. Northern Dynasty has paid no dividends on its shares since incorporation. Northern Dynasty presently has no ability to generate earnings as its mineral properties are in the pre-development stage.

Northern Dynasty’s consolidated financial statements have been prepared assuming Northern Dynasty will continue on a going concern basis

Northern Dynasty’s consolidated financial statements have been prepared on the basis that Northern Dynasty will continue as a going concern. At September 30, 2016, Northern Dynasty had working capital of approximately $7.2 million. Northern Dynasty has prioritized the allocation of available financial resources in order to meet key corporate and Pebble Project expenditure requirements in the near term. Additional financing will be required for continued corporate expenditures and expenditures at the Pebble Project. Northern Dynasty’s continuing operations and the underlying value and recoverability of the amounts shown for mineral property interest are entirely dependent upon the existence of economically recoverable mineral reserves at the Pebble Project, the ability of the Company to finance its operating costs, the completion of the exploration and development of the Pebble Project, the Pebble Partnership obtaining the necessary permits to mine, and on future profitable production at the Pebble Project. Furthermore, failure to continue as a going concern would require that Northern Dynasty's assets and liabilities be restated on a liquidation basis, which would likely differ significantly from their going concern assumption carrying values.

As the Pebble Project is Northern Dynasty’s only mineral property interest, the failure to establish that the Pebble Project possesses commercially viable and legally mineable deposits of ore may cause a significant decline in the trading price of Northern Dynasty’s common shares and reduce its ability to obtain new financing

The Pebble Project is, through the Pebble Partnership, Northern Dynasty’s only mineral property interest. Northern Dynasty’s principal business objective is to carry out further exploration and related activities to establish whether the Pebble Project possesses commercially viable deposits of ore. If Northern Dynasty is not successful in its plan of operations, Northern Dynasty may have to seek a new mineral property to explore or acquire an interest in a new mineral property or project. Northern Dynasty anticipates that such an outcome would possibly result in further declines in the trading price of Northern Dynasty’s common shares. Furthermore, Northern Dynasty anticipates that its ability to raise additional financing to fund exploration of a new property or the acquisition of a new property or project would be impaired as a result of the failure to establish commercial viability of the Pebble Project.

If prices for copper, gold, molybdenum and silver decline, Northern Dynasty may not be able to raise the additional financing required to fund expenditures for the Pebble Project

The ability of Northern Dynasty to raise financing to fund the Pebble Project, will be significantly affected by changes in the market price of the metals for which it explores. The prices of copper, gold, molybdenum and silver are volatile, and are affected by numerous factors beyond Northern Dynasty’s control. The level of interest rates, the rate of inflation, the world supplies of and demands for copper, gold, molybdenum and silver and the stability of exchange rates can all cause fluctuations in these prices. Such external economic factors are influenced by changes in international investment patterns and monetary systems and political developments. The prices of copper, gold, molybdenum and silver have fluctuated in recent years, and future significant price declines could cause investors to be unprepared to finance exploration of copper, gold, molybdenum and silver, with the result that Northern Dynasty may not have sufficient financing with which to fund its exploration activities

Mining is inherently dangerous and subject to conditions or events beyond the Company’s control, which could have a material adverse effect on the Company’s business

Hazards such as fire, explosion, floods, structural collapses, industrial accidents, unusual or unexpected geological conditions, ground control problems, power outages, inclement weather, seismic activity, cave-ins and mechanical equipment failure are inherent risks in the Company’s exploration, development and mining operations. These and other hazards may cause injuries or death to employees, contractors or other persons at the Company’s mineral properties, severe damage to and destruction of the Company’s property, plant and equipment and mineral properties, and contamination of, or damage to, the environment, and may result in the suspension of the Company’s exploration and development activities and any future production activities. Safety measures implemented by the Company may not be successful in preventing or mitigating future accidents.

Northern Dynasty competes with larger, better capitalized competitors in the mining industry

The mining industry is competitive in all of its phases, including financing, technical resources, personnel and property acquisition. It requires significant capital, technical resources, personnel and operational experience to effectively compete in the mining industry. Because of the high costs associated with exploration, the expertise required to analyze a project’s potential and the capital required to develop a mine, larger companies with significant resources may have a competitive advantage over Northern Dynasty. Northern Dynasty faces strong competition from other mining companies, some with greater financial resources, operational experience and technical capabilities than Northern Dynasty possesses. As a result of this competition, Northern Dynasty may be unable to maintain or acquire financing, personnel, technical resources or attractive mining properties on terms Northern Dynasty considers acceptable or at all.

Compliance with environmental requirements will take considerable resources and changes to these requirements could significantly increase the costs of developing the Pebble Project and could delay these activities

The Pebble Partnership and Northern Dynasty must comply with stringent environmental legislation in carrying out work on the Pebble Project. Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Changes in environmental legislation could increase the cost to the Pebble Partnership of carrying out its exploration and, if warranted, development of the Pebble Project. Further, compliance with new or additional environmental legislation may result in delays to the exploration and, if warranted, development activities.

Changes in government regulations or the application thereof and the presence of unknown environmental hazards on Northern Dynasty’s mineral properties may result in significant unanticipated compliance and reclamation costs

Government regulations relating to mineral rights tenure, permission to disturb areas and the right to operate can adversely affect Northern Dynasty. Northern Dynasty and the Pebble Partnership may not be able to obtain all necessary licenses and permits that may be required to carry out exploration at our projects. Obtaining the necessary governmental permits is a complex, time-consuming and costly process. The duration and success of efforts to obtain permits are contingent upon many variables not within our control. Obtaining environmental permits may increase costs and cause delays depending on the nature of the activity to be permitted and the interpretation of applicable requirements implemented by the permitting authority. There can be no assurance that all necessary approvals and permits will be obtained and, if obtained, that the costs involved will not exceed those that we previously estimated. It is possible that the costs and delays associated with the compliance with such standards and regulations could become such that we would not proceed with the development or operation of a mine at the Pebble Project. Refer to further discussion our 2015 AIF and in other filings incorporated by reference herein.

Litigation

The Company is currently and may in future be subject to legal proceedings in the pursuit of its Pebble Project. Given the uncertain nature of these actions, the Company cannot reasonably predict the outcome thereof. If the Company is unable to resolve these matters favorably it will have a material adverse effect of the Company. Please refer to the Risk Factor regarding the EPA litigation on page 26 of this Prospectus.

Northern Dynasty is subject to many risks that are not insurable and, as a result, Northern Dynasty will not be able to recover losses through insurance should such certain events occur

Hazards such as unusual or unexpected geological formations and other conditions are involved in mineral exploration and development. Northern Dynasty may become subject to liability for pollution, cave-ins or hazards against which it cannot insure. The payment of such liabilities could result in increase in Northern Dynasty’s operating expenses which could, in turn, have a material adverse effect on Northern Dynasty’s financial position and its results of operations. Although Northern Dynasty and the Pebble Partnership maintain liability insurance in an amount which we consider adequate, the nature of these risks is such that the liabilities might exceed policy limits, the liabilities and hazards might not be insurable against, or Northern Dynasty and the Pebble Partnership might elect not to insure itself against such liabilities due to high premium costs or other reasons, in which event Northern Dynasty could incur significant liabilities and costs that could materially increase Northern Dynasty’s operating expenses.

If Northern Dynasty loses the services of the key personnel that it engages to undertake its activities, then Northern Dynasty’s plan of operations may be delayed or be more expensive to undertake than anticipated

Northern Dynasty’s success depends to a significant extent on the performance and continued service of certain independent contractors, including Hunter Dickinson Services Inc. (“HDSI”). The Company has access to the full resources of HDSI, an experienced exploration and development firm with in-house geologists, engineers and environmental specialists, to assist in its technical review of the Pebble Project. There can be no assurance that the services of all necessary key personnel will be available when required or if obtained, that the costs involved will not exceed those that we previously estimated. It is possible that the costs and delays associated with the loss of services of key personnel could become such that we would not proceed with the development or operation of a mine at the Pebble Project.

Risks Relating to the Offering

You may lose your entire investment

An investment in the Offered Shares is speculative and may result in the loss of your entire investment. Only potential investors who are experienced in high-risk investments and who can afford to lose their entire investment should consider purchasing the Offered Shares as there is no assurance that we will ever build a mine at the Pebble Project, commence operations or achieve revenues.

We will have broad discretion in the use of the net proceeds of the Offering

We currently intend to allocate the net proceeds received from the Offering as described herein under the heading, “Use of Proceeds”. However, we will have broad discretion over the use of the actual application of the net proceeds of the Offering. Because of the number and variability of factors that will determine our use of such proceeds, our ultimate use might vary substantially from our planned use. You may not agree with how we allocate or spend the proceeds from the Offering or with benefit of hindsight they may later been seen to have been misallocated.

The Offering Price may not be indicative of the price at which the Common Shares will trade following the completion of the Offering

The Offering Price was established with reference to the market price of our Common Shares and other factors, and may not be indicative of the price at which the Common Shares will trade following the completion of the Offering.

The market price for Common Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control

Financial markets have recently experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of public entities. Accordingly, the market price of the Common Shares may decline even if our asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. As well, certain institutional investors may base their investment decisions on consideration of our environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to meet such criteria may result in a limited or no investment in the Common Shares by those institutions, which could materially adversely affect the trading price of the Common Shares. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue for a protracted period of time, the trading price of the Common Shares may be materially adversely affected.

Likely PFIC status has possible adverse U.S. federal income tax consequences for U.S. investors.

The Company was likely a “passive foreign investment company” (a “PFIC”) within the meaning of the U.S. Internal Revenue Code in one or more prior tax years, expects to be a PFIC for the current tax year, and may also be a PFIC in subsequent years. A non-U.S. corporation is a PFIC for any tax year in which (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) or (ii) on average for such tax year, 50% or more (by value) of its assets either produces or is held for the production of passive income, and thereafter unless certain elections are made.

If the Company is a PFIC for any year during a U.S. taxpayer’s holding period, such taxpayer may be required to treat any gain recognized upon a sale or disposition of the Offered Shares as ordinary income (rather than capital gain), and any resulting U.S. federal income tax may be increased by an interest charge. Rules similar to those applicable to dispositions will generally apply to certain “excess distributions” in respect of the Offered Shares. A U.S. taxpayer may generally avoid these unfavorable tax consequences by making a timely and effective “qualified electing fund” (“QEF”) election or “mark-to-market” election with respect to the Offered Shares. A U.S. taxpayer who makes a timely and effective QEF election must generally report on a current basis its share of the Company’s net capital gain and ordinary earnings for any year in which the Company is a PFIC, whether or not the Company makes any distributions to shareholders in such year. A U.S. taxpayer who makes a timely and effective mark-to-market election must, in general, include as ordinary income, in each year in which the Company is a PFIC, the excess of the fair market value of the Offered Shares over the taxpayer’s adjusted cost basis in such shares.

This risk factor is qualified in its entirety by the discussion provided above under the heading, “Certain Material United States Federal Income Tax Considerations.”

LEGAL MATTERS

Certain legal matters relating to the Offering will be passed upon on our behalf by McMillan LLP, Vancouver, British Columbia, and on behalf of the Underwriters by Stikeman Elliott LLP, Toronto, Ontario, with respect to Canadian legal matters and by Cooley LLP, New York, New York, with respect to U.S. legal matters. As at the date hereof, the partners and associates of McMillan LLP, as a group, and the partners and associates of Stikeman Elliott LLP, as a group, each beneficially own, directly or indirectly, less than one percent of the outstanding Common Shares of the Company.

INTEREST OF EXPERTS

Name of Experts

Information relating to the Company’s mineral properties incorporated by reference in this Prospectus has been derived from the “2014 Technical Report on the Pebble Project, Southwest Alaska, USA”, effective date December 31, 2014 (the “Pebble Project Report”), which has been prepared by the Qualified Persons named below and this information has been included in reliance on the expertise of these Qualified Persons:

•	J. David Gaunt, P.Geo., a non-independent Qualified Person, who co-authored the Pebble Project Report;

•	James Lang, P.Geo., a non-independent Qualified Person, who co-authored the Pebble Project Report;

•	Eric Titley, P.Geo., a non-independent Qualified Person, who co-authored the Pebble Project Report; and

•	Ting Lu, P.Eng., an independent Qualified Person, who co-authored the Pebble Project Report.

Based on information provided by the relevant persons, and except as otherwise disclosed in this Prospectus, none of the persons or companies referred to above has received or will receive any direct or indirect interests in the Company’s property or the property of an associated party or an affiliate of the Company or have any beneficial ownership, direct or indirect, of the Company’s securities or of an associated party or an affiliate of the Company. The Company understands that, after reasonable inquiry and as at the date hereof, the experts listed above as a group, beneficially own, directly or indirectly, less than one percent of the outstanding Common Shares of the Company

Deloitte LLP is independent of the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia, and within the meaning of the U.S. Securities Act and the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States).

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are Deloitte LLP, Chartered Professional Accountants, Vancouver, British Columbia.

Computershare Investor Services Inc., at its Vancouver office located at 3rd Floor, 510 Burrard Street, Vancouver, BC, V6C 3B9, is the transfer agent and registrar for the Common Shares.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

In addition to the documents specified in this Prospectus under “Documents Incorporated by Reference”, the following documents have been or will be filed with the SEC as part of the registration statement on Form F-10 of which this Prospectus forms a part: (i) the form of Underwriting Agreement entered into between the Company and the Underwriters referred to in this Prospectus; (ii) the consent of Deloitte LLP, to be included as an exhibit to our Form F-10; (iii) the consent of J. David Gaunt, P.Geo., James Lang, P.Geo., Eric Titley, P.Geo. and Ting Lu, P.Eng as a Qualified Persons, to be included as an exhibit to our Form F-10; and (iv) the consent of McMillan LLP, to be included as an exhibit to our Form F-10.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This Prospectus is part of a registration statement on Form F-10 that we have filed with the SEC. This Prospectus does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference. You should refer to the registration statement and the exhibits thereto for further information with respects to us and our securities.

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) and applicable Canadian securities legislation and, in accordance therewith, files reports and other information with the SEC and with the securities regulators in Canada. Under MJDS adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer within the meaning of rules made under the U.S. Exchange Act, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as United States companies.

You may read any document that the Company has filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download some of the documents that the Company has filed with the SEC’s EDGAR system at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities under the Company’s profile on the SEDAR website at www.sedar.com.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”) and the articles of the Registrant (the “Articles”) regarding indemnification of the Registrant’s directors and officers.

Indemnification under the Act

Under Section 160(a) of the Act, and subject to Section 163 of the Act, the Registrant may indemnify any eligible party (as defined in the Act) against all eligible penalties (as defined in the Act) to which the eligible party is or may be liable. Section 160(b) of the Act permits the Registrant to pay the expenses (as defined in the Act) actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding (as defined in the Act).

Under Section 159 of the Act:

•	an “eligible party” means an individual who:

o	is or was a director or officer of the Registrant,

o	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or

o	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, except in the definition of "eligible proceeding" and except in sections 163(1)(c) and (d) and 165 of the Act, the heirs and personal or other legal representatives of that individual;

•	an “eligible penalty” is defined as a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

•

an “eligible proceeding” means a proceeding (as defined herein) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation:

o	is or may be joined as a party, or

o	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

•	“expenses” are defined to include costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of any proceeding; and

•	a “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Under Section 163(2) of the Act, if an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, despite any other provision of Division 5—Indemnification of Directors and Officers and Payment of Expenses under the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under such Division, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, may:

•	order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

•	order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•	make any other order the Court considers appropriate.

Indemnification under the Articles

The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the Court under Section 164 of the Act.

Under Article 21.2 of the Articles, the Registrant must indemnify a director, former director of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director or officer is deemed to have contracted with the Registrant on the terms of the indemnity contained in Article 21.2 of the Articles.

Under Article 21.3 of the Articles and subject to any restrictions in the Act, the Registrant may indemnify any person, including any eligible party, against eligible penalties and pay expenses incurred in connection with the performance of services by that person for the Company.

Under Article 21.4 of the Articles the Registrant is permitted to advance expenses to an eligible party to the extent permitted by and in accordance with the Act.

Subject to the Act, under Article 21.5 of the Articles, the failure of an eligible party of the Registrant to comply with the Act or the Articles does not invalidate any indemnity to which he or she is entitled under the Article 21 of the Articles which governs indemnification of eligible parties.

Under the Articles, the Registrant may purchase and maintain insurance for the benefit of any eligible party (or his or her heirs or legal personal representatives) against any liability incurred by him or her as an eligible party.

For the purposes of the Articles, the terms “eligible party”, “eligible penalty”, “eligible proceeding”, “expenses and “proceeding” have the meanings set forth in the Act, as summarized above.

Indemnification for Liabilities under the Securities Act of 1933, as amended

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Underwriting Agreement (1)

4.1

Annual information form of the Registrant for the year ended December 31, 2015 dated March 28, 2016 (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 6-K furnished to the Commission on April 12, 2016)

4.2

Audited consolidated financial statements of the Registrant as at December 31, 2015 and 2014 and for the three month period ended December 31, 2015 together with the notes thereto and the reports of independent registered public accounting firms thereon (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Commission on April 5, 2016)

4.3

Management’s discussion and analysis of consolidated results of operations and financial condition of the Registrant for the year ended December 31, 2015 dated March 28, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K furnished to the Commission on April 5, 2016)

4.4

Unaudited consolidated interim financial statements of the Registrant for the three and nine months ended September 30, 2016 and the notes thereto, except for the notice provided under subparagraph 4.3(3)(a) of National Instrument 51-102 Continuous Disclosure Obligations (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 6-K furnished to the Commission on November 16, 2016)

4.5

Management’s discussion and analysis of consolidated results of operations and financial condition of the Registrant for the three and nine months ended September 30, 2016 (incorporated by reference to Exhibit 99.2 of the Registrant’s Form 6-K furnished to the Commission on November 16, 2016)

4.6

Management information circular and form of proxy dated May 18, 2016 prepared in connection with the annual general meeting of the Registrant’s shareholders held on June 16, 2016 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 25, 2016)

4.7	Material change report of the Registrant dated January 29, 2016 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on February 12, 2016)

4.8	Material change report of the Registrant dated February 25, 2016 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on February 26, 2016)

4.9	Material change report of the Registrant dated June 13, 2016 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on June 14, 2016)

5.1	Consent of Deloitte LLP(2)

5.2	Consent of J. David Gaunt, P.Geo.(2)

5.3	Consent of James Lang, P.Geo. (2)

5.4	Consent of Eric Titley, P.Geo. (2)

5.5	Consent of Ting Lu, P.Eng. (2)

6.1	Powers of Attorney (included on signature pages hereto)

(1)	To be filed by amendment

(2)	Filed as an exhibit to this registration statement on Form F-10.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on January 11, 2017.

NORTHERN DYNASTY MINERALS INC.

By:	/s/ Ronald Thiessen

	Name:	Ronald Thiessen
	Title:	Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ronald Thiessen and Marchand Snyman , and each of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the U.S. Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on January 11, 2017.

Signature	Title
/s/ Ronald Thiessen
Chief Executive Officer and Director
Ronald Thiessen	(Principal Executive Officer)

/s/ Marchand Snyman
Chief Financial Officer (Principal Financial
Marchand Snyman	Officer and Principal Accounting Officer)

/s/ Robert A. Dickinson

Robert A. Dickinson	Director and Executive Chairman

/s/ Desmond M. Balakrishnan

Desmond M. Balakrishnan	Director

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/s/ Christian Milau

Christian Milau	Director

/s/ Steven A. Decker

Steven A. Decker	Director

/s/ Kenneth W. Pickering

Kenneth W. Pickering	Director

/s/ Gordon B. Keep

Gordon B. Keep	Director

/s/ David C. Laing

David C. Laing	Director

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on January 11, 2017.

PEBBLE EAST CLAIMS CORPORATION

By:	/s/ Ronald Thiessen

Name:	Ronald Thiessen
Title:	Director

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Underwriting Agreement(1)

4.1	Annual information form of the Registrant for the year ended December 31, 2015 dated March 28, 2016 (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 6-K furnished to the Commission on April 12, 2016)

4.2	Audited consolidated financial statements of the Registrant as at December 31, 2015 and 2014 and for the three month period ended December 31, 2015 together with the notes thereto and the reports of independent registered public accounting firms thereon (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Commission on April 5, 2016)

4.3	Management’s discussion and analysis of consolidated results of operations and financial condition of the Registrant for the year ended December 31, 2015 dated March 28, 2016 (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K furnished to the Commission on April 5, 2016)

4.4	Unaudited consolidated interim financial statements of the Registrant for the three and nine months ended September 30, 2016 and the notes thereto, except for the notice provided under subparagraph 4.3(3)(a) of National Instrument 51-102 Continuous Disclosure Obligations (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 6-K furnished to the Commission on November 16, 2016)

4.5	Management’s discussion and analysis of consolidated results of operations and financial condition of the Registrant for the three and nine months ended September 30, 2016 (incorporated by reference to Exhibit 99.2 of the Registrant’s Form 6-K furnished to the Commission on November 16, 2016)

4.6	Management information circular and form of proxy dated May 18, 2016 prepared in connection with the annual general meeting of the Registrant’s shareholders held on June 16, 2016 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 25, 2016)

4.7	Material change report of the Registrant dated January 29, 2016 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on February 12, 2016)

4.8	Material change report of the Registrant dated February 25, 2016 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on February 26, 2016)

4.9	Material change report of the Registrant dated June 13, 2016 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on June 14, 2016)

5.1	Consent of Deloitte LLP(2)

5.2	Consent of J. David Gaunt, P.Geo.(2)

5.3	Consent of James Lang, P.Geo. (2)

5.4	Consent of Eric Titley, P.Geo. (2)

5.5	Consent of Ting Lu, P.Eng. (2)

6.1	Powers of Attorney (included on signature pages hereto)

(1)	To be filed by amendment

(2)	Filed as an exhibit to this registration statement on Form F-10.